                                                                             EXHIBIT 99

EDISON INTERNATIONAL LOGO                                                    News Release

FOR IMMEDIATE RELEASE

                                                                             Contact:  Kevin Kelley, (626) 302-7835
                                                                                                 www.edisonnews.com

                                Edison Mission Energy and Edison International Announce
                                    Sale of International Power Generation Portfolio

         IRVINE, Calif. (USA), July 30, 2004 - Edison Mission Energy (EME) and its parent Edison International
(NYSE: EIX) today announced that EME has entered into an agreement to sell its remaining 5,381 MW (net)
international power generation portfolio, owned by a Dutch holding company which EME refers to as the "BV", to a consortium comprised of International Power plc (70%) and Mitsui & Co., Ltd. (30%). The purchase price is
$2.3 billion, subject to certain purchase price adjustments prior to closing resulting in an expected net purchase price of approximately $2.2 billion.

         The BV sale agreement is an important step toward EME achieving its previously announced intention to sell its entire international portfolio of generation assets in Europe, Asia Pacific and Puerto Rico.  Closing of the BV transaction is subject to approval by International Power's shareholders, and to a number of regulatory approvals and project level consents.  The sale is expected to close in the fourth quarter of 2004.

         This transaction follows EME's recently reported sale of its 51.2% holding in Contact Energy Ltd. to
Origin Energy Limited for approximately $750 million.  Together, these two transactions represent an aggregate equity purchase price of $3.05 billion, which is expected to yield proceeds of approximately $2.5 billion to EME after taxes and transaction expenses.

         Upon closing, these transactions will complete the third step in EME's four step restructuring plan announced in November 2003.  These transactions combined with the tax benefits from the decommissioning of the
Collins Power Station in Illinois will generate approximately $2.8 billion of cash from restructuring activities.  EME plans to use this cash to begin the fourth and final delevering step of its restructuring plan by paying down an $800 million bridge loan of Mission Energy Holdings International, Inc, a direct subsidiary of
EME.

         After completion of the BV and Contact sales, a financially healthier EME will be focused on its domestic operations, which include approximately 7,500 MW of low cost, coal-fired generation and just under 1,100
MW of contracted gas-fired generation located predominantly in California.

                                                     - MORE -

         International Power plc is a global independent electricity generating company with 11,210MW (net) in operation and 1,655MW (net) under construction. International Power has power plants in operation or under construction in Australia, the United States, the United Kingdom, the Czech Republic, Portugal, Turkey, the UAE,
Oman, Saudi Arabia, Malaysia, Pakistan and Thailand.

         Mitsui & Co., Ltd. is a major Japanese trading company engaged in a number of worldwide commodity businesses, including power and energy-related products, iron & steel, non-ferrous metals, machinery, electronics, chemicals, food products, textiles, general merchandise and real estate. Mitsui's other businesses include industrial project management, information technology, biotechnology and financial services.

         Lehman Brothers and Credit Suisse First Boston are acting as financial advisors to EME on the sale of its international assets.

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         Based in Rosemead, Calif., Edison International (NYSE:EIX) is the parent company of Southern California
Edison, Edison Mission Energy, and Edison Capital.